Exhibit 32

Officers’ Section 1350 Certifications

Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the “Company”), hereby certifies that (i) the Company’s Annual Report on Form 10-K for the year ended November 30, 2008 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company’s Annual Report on Form 10-K for the year ended November 30, 2008 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

/S/ STUART A. MILLER
Name: Stuart A. Miller
Title: President and Chief Executive Officer

/S/ BRUCE E. GROSS
Name: Bruce E. Gross
Title: Vice President and Chief Financial Officer

Date: January 26, 2009